SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the registrant [x]
Filed by a party other than the registrant [ ]
Check the appropriate box:
[x] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             Anaren Microwave, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies.
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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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(4) Proposed maximum aggregate value of transaction:
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(5) Total fee paid:
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:_____________________________________________________

(2) Form, Schedule or Registration Statement No.: ______________________________

(3) Filing Party: ______________________________________________________________

(4) Date Filed: ________________________________________________________________

                [to be released on or after September 27, 1999]
                              ANAREN MICROWAVE INC.
                               6635 Kirkville Road
                          East Syracuse, New York 13057

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held on November 2, 1999

To the Holders of the Common Stock
of Anaren Microwave, Inc.:

         PLEASE TAKE NOTICE, that the Annual Meeting of Shareholders of Anaren Microwave, Inc. (the "Company") will be held on November 2, 1999, at 11:00 a.m. Eastern Standard Time at the Wyndam Hotel, 6302 Carrier Parkway, East Syracuse, New York 13057, for the following purposes:

         (1) To elect nine directors;

         (2) To  approve   amendments  to  the  Company's   Certificate  of
             Incorporation providing for a classified Board of Directors and related matters; and

         (3) To transact such other business as may be properly brought before the Meeting.

         Shareholders of record as of the close of business on September 10, 1999 will be entitled to notice of and to vote at the Meeting.

         Enclosed is the annual report for the fiscal year ended June 30, 1999, along with a proxy statement and proxy. Shareholders who do not expect to attend the Meeting are requested to sign and return the proxy in the enclosed envelope.

                                            By Order of the Board of Directors

                                            David M. Ferrara
                                            Secretary

Dated:  September __, 1999
East Syracuse, New York

                             ANAREN MICROWAVE, INC.
                               6635 Kirkville Road
                          East Syracuse, New York 13057

         This Proxy Statement is being mailed on or about September __, 1999, to the Shareholders of Anaren Microwave, Inc. ("Anaren" or the "Company") entitled to receive the accompanying Notice of Annual Meeting of Shareholders and is provided, by order of its Board of Directors, in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on November 2, 1999 at 11:00 a.m. and at any adjournment or adjournments thereof, for the purposes set forth in the Notice.

         If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time prior to its exercise by (i) submitting a subsequently dated proxy; or (ii) filing written notice of such revocation with the Secretary of the Meeting. The proposals described in this Proxy Statement will be presented by the Board of Directors of the Company. Where a choice is specified with respect to a proposal, the shares represented by the proxy will be voted in accordance with the specifications made. Where a choice is not so specified, the shares represented by the proxy will be voted to elect the nominees for director named herein, and to approve the proposed amendments to the Company's Certificate of Incorporation.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         At the close of business on September 10, 1999, the record date stated in the accompanying Notice, the Company had outstanding 5,545,092 shares of common stock, $.01 par value (the "Common Stock"), each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. A majority of the issued and outstanding shares of Common Stock present in person or by proxy, a total of 2,772,547 shares, will be required to constitute a quorum for the transaction of business at the Meeting. The Company has no class of voting stock outstanding other than the Common Stock.

         Abstentions and broker non-votes (as defined below) are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. For the purpose of determining the vote required for approval of matters to be voted on at the Meeting, shares held by Shareholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote or where a shareholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter. Accordingly, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares represented at the Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote; and (ii) the broker or nominee does not have discretionary voting power on such matter.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information with respect to persons known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, as of September 10, 1999 (except as otherwise indicated).

                                            Number of Shares
Name and Address                            of Common Stock          Percent
of Beneficial Owner                       Beneficially Owned (1)    of Class
-------------------                       ----------------------    --------
Kern Capital Management, LLC ...........         695,500              12.5%
114 West 47th Street
Suite 1926
New York, NY  10036

Global Securities, Inc. ................         673,800              12.2%
P.O. Box 560
Sudbury, MA 01776

Trade Street Investment Associates .....         418,800               7.6%
110 South Tryon Street
Charlotte, NC  38255

Carl W. Gerst, Jr ......................         324,084(2)            5.8%
c/o Anaren Microwave, Inc.
6635 Kirkville Road
East Syracuse, NY 13057

(1) Except as otherwise indicated, as of September 10, 1999 all of such shares are owned with sole voting and investment power.

(2) Includes 58,284 shares held in trust for, or owned by, Mr. Gerst's family and relatives and 18,000 shares which Mr. Gerst has the right to acquire within 60 days pursuant to outstanding stock options.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information, as of September 10, 1999, with respect to the beneficial ownership of the Company's Common Stock by
(i) each director and nominee for director who owned beneficially any shares of Common Stock, (ii) each executive officer of the Company, and (iii) all directors and executive officers of the Company as a group.

                                            Number of Shares
Name and Address                             of Common Stock        Percent
of Beneficial Owner                       Beneficially Owned (1)   of Class
-------------------                       ----------------------   --------
Lawrence A. Sala ....................            57,200(2)           1.0%
Hugh A. Hair ........................            53,850(3)            *
Carl W. Gerst, Jr. ..................           322,084(4)           5.8%
Gert R. Thygesen ....................            33,600(5)            *
Joseph E. Porcello ..................            24,490(6)            *
Stanley S. Slingerland ..............            34,559(7)            *
Abraham Manber ......................             2,500(8)            *
Dale F. Eck .........................            12,500(9)            *
Herbert I. Corkin ...................            11,000(10)           *
Dr. David Wilemon ...................            12,500(11)           *
Matthew Robison .....................            10,000(12)           *
Brian P. Kelly ......................               0                 *
All Directors, Nominees and
Officers as a Group (12 persons) ....           574,283(13)         10.1%

* Indicates less than 1%

(1) Except as otherwise indicated, as of September 10, 1999 all of such shares are owned with sole voting and investment power.
(2) Includes 52,000 shares which Mr. Sala has the right to acquire within 60 days pursuant to outstanding stock options.
(3)      Includes  29,800 shares owned by Mr. Hair's wife.
(4) Includes 58,284 shares held in trust for, or owned by, Mr. Gerst's family and relatives and 18,000 shares which Mr. Gerst has the right to acquire within 60 days pursuant to outstanding stock options.
(5) Includes 25,600 shares which Mr. Thygesen has the right to acquire within 60 days pursuant to outstanding stock options.
(6) Includes 17,500 shares which Mr. Porcello has the right to acquire within 60 days pursuant to outstanding stock options.
(7)      Includes 34,559 shares held by Mr. Slingerland jointly with his wife.
(8) Includes 2,500 shares which Mr. Manber has the right to acquire within 60 days pursuant to outstanding stock options.
(9) Includes 12,500 shares which Mr. Eck has the right to acquire within 60 days pursuant to outstanding stock options.
(10) Includes 1,000 shares owned by The Entwistle Company, of which Mr. Corkin is Chairman, Chief Executive Officer and a majority shareholder. Does not include 673,800 shares owned by Global Securities, Inc. ("Global"), as to which Mr. Corkin, the owner of 24% of the capital stock of
                                      -3-

         Global, disclaims beneficial ownership. Also includes 2,500 shares which Mr. Corkin has the right to acquire within 60 days pursuant to outstanding stock options.
(11) Includes 12,500 shares which Dr. Wilemon has the right to acquire within 60 days pursuant to outstanding stock options.
(12) Includes 10,000 shares which Mr. Robison has the right to acquire within 60 days pursuant to outstanding stock options.
(13) Includes 153,100 shares which all directors and officers as a group have the right to acquire within 60 days pursuant to outstanding stock options.

                                    ITEM ONE

                              ELECTION OF DIRECTORS

         The Board of Directors proposes the election of the nominees listed below at the Meeting. If the Classified Board Amendments described in Item Two are approved, the nominees set forth below will be placed in three classes to serve terms as specified on page 14.

         The shares represented by the enclosed proxy will be voted for the nominees for directors set forth herein who shall constitute the entire Board of Directors. If any nominee for director should be unavailable to serve, it is intended that the persons named in the accompanying form of proxy will vote the shares represented by such proxy for another person duly nominated by the Board of Directors in such nominee's stead or if no other person is so nominated, to vote such shares only for the remaining nominees. All nominees for director set forth herein have consented to serve, and the Company's Board of Directors believes they will serve, as directors.

Certain Information Concerning Nominees for Directors

         Set forth below is certain information concerning the nominees for election as directors. The information has been furnished to the Company by such persons.


Name, Age, Nature of                         Year First
Positions and Offices                        Became                          Principal Occupation,
Held with the Company                        Director                  Experience and Other Directorships
---------------------                        --------                  ----------------------------------
Hugh A. Hair, 64                             1968            Mr. Hair has been actively engaged in the Company's
Chairman of the Board                                        business since its founding in 1967. Mr. Hair served
                                                             as President of the Company from its founding until
                                                             May 1995 and as Chief Executive Officer from its
                                                             founding until September 1997. Mr. Hair has served as
                                                             Chairman of the Board for more than the past five
                                                             years.

Carl W. Gerst, Jr., 62                       1968            Mr. Gerst has been actively engaged in the Company's
Chief Technical Officer, Treasurer,                          business since its founding in 1967. Mr. Gerst served
Vice Chairman                                                as Executive Vice President from the Company's
                                                             founding until May 1995 when he became Chief
                                                             Technical Officer and Vice Chairman of the Board. Mr.
                                                             Gerst has also served as Treasurer since May 1992.


Lawrence A. Sala, 36                         1995            Mr. Sala has been President of the Company since May
President, Chief Executive Officer and                       1995 and has served as Chief Executive Officer since
Director                                                     September 1997.  Prior to May 1995, Mr. Sala served
                                                             as Vice President of Marketing.

Abraham Manber, 70                           1971            Mr. Manber has been President of Ad Connect, Inc., an
Director                                                     advertising and promotional imprint sales firm, since
                                                             January 1998.  Mr. Manber was President of Amtech
                                                             Patent Licensing Corp. from 1979 until his retirement
                                                             from Amtech in March 1993.

Herbert I. Corkin, 77                        1989            Mr. Corkin has been Chairman of the Board of The
Director                                                     Entwistle Company, a defense contractor, since 1959.
                                                             Mr. Corkin also served as the President of The
                                                             Entwistle Company from 1959 through December 1993 and
                                                             has served as its Chief Executive Officer since
                                                             December 1993.

Dale F. Eck, 56                              1995            Mr. Eck was Vice President of Finance and Treasurer
Director                                                     of The Entwistle Company, a defense contractor, from
                                                             1978 until  his retirement in February  1997. Mr.
                                                             Eck has also served as a Director of The Entwistle
                                                             Company since 1978 and continues to serve that company
                                                             in  such  capacity. Mr. Eck has provided consulting
                                                             services to the Company since March 1997.

Dr. David Wilemon, 62                        1997            Dr. Wilemon has been a Professor of Marketing and
Director                                                     Innovation Management at the Syracuse University
                                                             School of Management since 1966.  He has  also
                                                             served as Director of the Synder Innovation
                                                             Management Program at the University since 1980 and
                                                             as Co-Director of the Entrepreneurship and Emerging
                                                             Enterprises Program there,  since 1993. Dr. Wilemon
                                                             has also been a frequent speaker at the University of
                                                             Wisconsin - College of Engineering Professional
                                                             Development since 1978.

Matthew Robison, 38                          1999            Mr. Robison has been Vice President Senior
Director                                                     Analyst-Technology of Ferris, Baker Watts
                                                             Incorporated since January 1999.  Mr. Robison
                                                             previously served as a General Partner and Analyst
                                                             of Botti Brown Asset Management from January 1997
                                                             until January 1999, and as Vice President and
                                                             Analyst for Montgomery Securities from October 1994
                                                             until January 1997.

Brian P. Kelly, 39                           ---             Mr. Kelly is a co-founder of Telergy, Inc., a
Nominee for Director                                         regional integrated telecommunications provider, and
                                                             has served as Chairman of the Board of  Directors
                                                             and Chief Executive Officer of Telergy  since its
                                                             inception in April 1995. From 1986 until 1995 Mr.
                                                             Kelly served as President of Telecommunications
                                                             Management Systems, a telecommunications billing
                                                             services provider specializing in the health care
                                                             industry.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

         The following table sets forth certain information with respect to compensation, received in all capacities in which they served for the fiscal years ended June 30, 1997, June 30, 1998 and June 30, 1999, for the Company's Chief Executive Officer and each of the four other most highly compensated officers during the most recent fiscal year.


                           Summary Compensation Table


                                                                              Long Term
                                                                              Compensation
                                                                              Securities             All Other
Name and                                     Annual Compensation              Underlying             Compen-
Principal                                Salary               Bonus           Options(6)             sation(7)
Position             Year                 ($)                  ($)               (#)                    ($)
--------             ----                ------               -----           ----------             ---------
Lawrence A. Sala     1999               $230,847              $97,925               50,000            $17,231
President and        1998                207,693               60,008               15,000             11,592
Chief Executive      1997                161,827                    0               35,000             10,878
Officer(1)

Hugh A. Hair         1999                225,000               25,000               10,000             21,996
Chairman of the      1998                225,000               25,000                    0             14,011
Board(2)             1997                225,000                    0                    0             12,876

Carl W. Gerst, Jr.   1999                225,000               25,000               10,000             19,029
Chief Technical      1998                225,000               25,000                    0             11,180
Officer, Vice        1997                225,000                    0                    0             10,146
Chairman and
Treasurer(3)

Gert R. Thygesen,    1999                129,923               29,043               10,000              3,739
Vice President of    1998                125,127               20,323                3,000              3,307
Operations(4)        1997                120,462                    0                2,500              2,739

Joseph E.            1999                102,339               15,255                5,000              1,615
Porcello, Vice       1998                 97,885                5,334                2,500              1,468
President of         1997                 92,683                    0                2,500              1,390
Finance(5)


------------

(1) Mr. Sala was elected President of the Company in May 1995. He was named Chief Executive Officer in September 1997.
(2) Mr. Hair also served as the Company's President until May 1995 and as the Company's Chief Executive Officer until September 1997.
(3) Mr. Gerst served as the Company's Executive Vice President until May 1995 when he was elected to the position which he currently holds, Vice Chairman, Chief Technical Officer and Treasurer.
(4) Mr. Thygesen served as one of the Company's Program Managers from 1990 through 1992 and as the Company's Operations Manager from 1992 until May 1995 when he was elected to the position which he currently holds, Vice President of Operations.
(5) Mr. Porcello served as the Company's Director of Finance from prior to 1990 until May 1995 when he was elected to the position which he currently holds, Vice President of Finance.

(6) The table reflects the number of shares which are subject to incentive stock options granted pursuant to the Company's Incentive Stock Option Plan.

(7) All Other Compensation consists of contributions to the Company's 401(k) Salary Savings Plan and, with respect to Messrs. Hair, Gerst and Sala, reimbursement for premiums on life insurance policies owned by executive officers.

Fiscal Year Option Grants

         The following table sets forth certain information regarding options granted by the Company during the last fiscal year to the individuals named in the above compensation table, including information as to potential realizable value of such options at assumed annual rates of stock price appreciation for the ten-year terms of the options.


                                                                                                 Potential Realizable Value
                       Number of       Percent of                                                at Assumed Annual Rates
                      Securities     Total Options                                             of Stock Price Appreciation
                      Underlying      Granted to                                                     for Option Term(1)
                       Options       Employees in      Exercise or Base      Expiration        ---------------------------
       Name            Granted        Fiscal Year        Price ($/sh)           Date                  5%($)           10%($)
       ----            -------        -----------        ------------           ----                 -------         --------
Lawrence A. Sala          50,000         32.5%             $17.1875          11/19/08               $540,456       $1,369,622
Hugh A. Hair              10,000          6.5               17.1875          11/19/08                108,091          273,924
Carl W. Gerst, Jr.        10,000          6.5               17.1875          11/19/08                108,091          273,924
Gert R. Thygesen          10,000          6.5               17.1875          11/19/08                108,091          273,924
Joseph E. Porcello         5,000          3.2               17.1875          11/19/08                 54,046          136,962


(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on arbitrarily assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date.

Aggregated Option Exercises in Last Fiscal
Year and Fiscal Year-End Option Values

         The following table sets forth certain information for the named executive officers with respect to (i) stock options exercised in fiscal year 1999, (ii) the number of stock options held at the end of fiscal year 1999, and
(iii) the value of in-the-money stock options at the end of fiscal year 1999.


                                                             Number of  Securities                        Value of
                                                            Underlying Unexercised               Unexercised In-the-Money
                          Shares                           Options at June 30, 1999(#)          Options at June 30, 1999(1)($)
                        Acquired on       Value           -----------------------------         ------------------------------
            Name        Exercise (#)   Realized ($)       Exercisable     Unexercisable         Exercisable     Unexercisable
            ----        ------------   ------------       -----------     -------------         -----------     -------------
Lawrence A. Sala                0        $      0           52,000            93,000            $775,781          $652,109
Hugh A. Hair                    0               0                0            10,000                   0            36,875
Carl W. Gerst, Jr.         22,000         438,625           18,000            10,000             351,000            36,875
Gert R. Thygesen            5,200          36,400           25,600            19,900             416,647           160,845
Joseph E. Porcello          6,000          33,000           17,500            12,500             282,547           108,508

(1) Amount represents the difference between the aggregate exercise price of the options and a $20.875 market price of the underlying Common Stock on June 30, 1999.


Pension Plan

         The Company maintains a non-contributory Pension Plan for the benefit of all employees over the age of 23 who have completed one year of service and who are not covered by any other retirement plan. The Company pays all amounts required to provide retirement income benefits. The Pension Plan provides fixed benefits to be paid upon retirement at a specific age. Pension expense, including amortization of prior service cost over 30 years, was $130,982 for fiscal 1999.

         The table below illustrates the estimated aggregate annual benefit that would be payable to executive officers of the Company who are at least 65 years of age at retirement, based on the formula in effect after June 30, 1992 and the Employee Retirement Income Security Act of 1974, as amended ("ERISA") limits on compensation and benefits after 15, 20, 25, 30 and 35 credited years of service; for illustration purposes, the table assumes all years of service under the current Pension Plan formula.

                               PENSION PLAN TABLE

                                                         Estimated Annual Pension Payable
        Final                                          Based on Years of Service Indicated
    Average Annual             -----------------------------------------------------------------------------------
     Compensation              15 Years            20 Years           25 Years        30 Years            35 Years
     ------------              -----------------------------------------------------------------------------------
       $100,000                $11,250             $15,000            $18,750          $22,600             $26,250
        125,000                 14,063              18,750             23,438           28,125              32,813
        150,000                 16,875              22,500             28,125           33,750              39,375
        160,000                 18,000              24,000             30,000           36,000              42,000
        175,000                 18,000              24,000             30,000           36,000              42,000
        200,000                 18,000              24,000             30,000           36,000              42,000
        225,000                 18,000              24,000             30,000           36,000              42,000
        250,000                 18,000              24,000             30,000           36,000              42,000
        275,000                 18,000              24,000             30,000           36,000              42,000


         Under the terms of the Pension Plan, each member who is at least 65 years of age at his retirement is entitled to a Normal Retirement Benefit (as defined under the Pension Plan). The compensation used in determining the Pension Plan benefit for executive officers is based upon their annual salary as shown on the Summary Compensation Table above. The Normal Retirement Benefit is the aggregate of:

         A. 0.60% of average of highest five consecutive years compensation from date of employment to June 30, 1992 multiplied by Benefit Service (as defined under the Pension
                  Plan) to June 30, 1992; plus

         B. 0.75% of compensation for each year of Benefit Service thereafter;

but  not less  than the accrued benefit under the prior plan at June 30, 1992.

         Employees who have attained at least twelve years of service and are at least 55 years of age can retire and receive a proportionately reduced benefit.

         Under ERISA, the maximum annual benefit payable at age 65 is $125,000. The maximum compensation that could be considered for all participants, including Messrs. Hair, Gerst, Sala, Thygesen and Porcello, is $160,000 for 1999. These benefit and compensation limits are indexed to increases in the Consumer Price Index.

         The credited years of service as of June 30, 1999 under the Pension Plan for each of Messrs. Hair and Gerst are 26, and for Messrs. Sala, Thygesen and Porcello are 14, 18 and 22, respectively.

Management Incentive Plan

         The Company has a Management Incentive Plan ("Incentive Plan") that is designed to provide a meaningful annual financial incentive to management employees to reward them for their contribution toward the Company's profitability. Eligibility in the plan is limited to key members of management who, because of their position, have the ability to substantially impact the profitability and overall success of the Company. Individual participants in the Incentive Plan are selected by the President on an annual basis, subject to approval of the Board of Directors.

         Under the Incentive Plan, each participant has a "target" bonus opportunity in an amount equal to a specified percentage of his or her base salary. Awards under the Incentive Plan are based on corporate, functional and individual performance measured against pre-established targeted goals. Corporate performance goals, which are set by the President and are subject to Board approval, are based on factors including but not limited to earnings, revenue, appreciation in stock value and order targets. Functional and individual performance goals are based on each participant's functional responsibilities, and are jointly established by the Company and the participant prior to the beginning of the fiscal year. Fulfillment of corporate performance goals must carry a weighting of at least 50% of the total incentive opportunity for each employee, and participants who are officers of the Company may not receive any bonus payment unless the specified corporate performance goals are attained.

         Bonus payments under the Incentive Plan are made on or about September 1st following the end of the fiscal year for which the bonus is earned. Bonus amounts reflected in the Summary Compensation Table on page 8 for Messrs. Sala, Thygesen and Porcello represent amounts awarded pursuant to the Incentive Plan.

Compensation of Directors

         The Company currently pays each director who is not an operating officer of the Company $7,500 per year and reimburses each such director for the reasonable expenses incurred in attending meetings of the Board of Directors.

Certain Agreements with Directors and Executive Officers

         The Company has an employment agreement, dated July 1, 1997, with Lawrence A. Sala, President and (as of September 1997) Chief Executive Officer of the Company providing for Mr. Sala's employment as President of the Company until November 30, 2001 or such earlier date as may result pursuant to the terms of the agreement. The agreement provides for a base annual salary of $180,000 or such greater amount as the Board of Directors may determine, plus annual incentive bonuses and participation in certain insurance plans. The agreement terminates automatically in the event of Mr. Sala's death and the Company may terminate the agreement for specified cause as defined in the agreement.

         The Company's arrangements with Mr. Sala provide that in the event Mr. Sala's employment with the Company is terminated other than for cause, the Company will be obligated to pay severance to Mr. Sala in an amount equal to the greater of (i) two years' base salary plus payments in lieu of incentive bonus payments in the aggregate amount of $100,000 or (ii) Mr. Sala's base salary for the balance of the term of the agreement. In addition, the Company must defray certain costs associated with obtaining new employment and relocation in connection with such termination.

         In the event that Mr. Sala's employment continues for the entire term of the agreement and the Company and Mr. Sala are unable to negotiate a new employment agreement, the Company will be obligated to pay severance to Mr. Sala in an amount equal to two years' base salary at such date plus payments in lieu of incentive bonus payments in the aggregate amount of $100,000.

         The Company also has an employment agreement, dated October 6, 1997, with Hugh A. Hair, providing for his continuing employment by the Company until June 30, 2000 or such earlier date provided in the agreement. Pursuant to the agreement, Mr. Hair is to continue to serve as Chairman of the Company's Board of Directors, subject to re-election by the Company's Shareholders and the Board of Directors, and will provide counsel to the Company's President and Chief Executive Officer. The agreement provides for a base annual salary of $225,000 or such greater amount as the Board may determine, and Mr. Hair is also eligible for incentive bonuses and participation in certain insurance plans. In addition, the agreement requires the Company to pay Mr. Hair deferred compensation equal to $65,000 per fiscal year, beginning July 1, 2000 and continuing through June 30, 2015. The agreement terminates automatically in the event of Mr. Hair's death, and the Company may terminate the agreement for specified cause as defined in the agreement. In the event that Mr. Hair's employment with the Company is terminated other than for cause, the Company will be obligated to pay Mr. Hair his base salary through June 30, 2000, plus the deferred compensation benefits described above.

         The Company has a consulting arrangement with Dale F. Eck, pursuant to which Mr. Eck has agreed to provide financial and management consulting services to the Company for a period of five years from March 1, 1997. The agreement provides that Mr. Eck shall devote up to two days per month to the Company and shall receive a monthly fee of $1,666.66 plus reimbursement of reasonable business expenses incurred in activities undertaken on behalf of the Company. The agreement is terminable by either party upon 12 months' prior notice.

Board Compensation Committee Report on Executive Compensation

         The Compensation Committee ("Committee") recommends to the Board of Directors the compensation to be paid to the Company's executive officers on an annual basis. The Committee has implemented an executive compensation philosophy that seeks to relate executive compensation to corporate performance, individual performance and creation of shareholder value. Historically, this has been achieved through compensation programs which focus on both short and long-term results.

         In accordance with the Committee's executive compensation philosophy, the major components of executive compensation have been base salary and stock option grants. Option grants have been made pursuant to the Company's Incentive Stock Option Plan which was approved by the Shareholders of the Company at the 1995 Annual Meeting held on December 6, 1995, with amendments approved by the Shareholders at the 1998 Annual Meeting held on November 19, 1998. Beginning in fiscal year 1998, executive officers were also eligible to receive bonuses pursuant to the Company's performance based Management Incentive Plan.

         Salaries and incentive bonuses for executive officers are based on current individual and organizational performance, affordability and competitive market trends. For purposes of informing the Committee of competitive trends within the electronics industry, the compensation data from the American Electronics Association Compensation Survey is made available to the Committee. The Committee also has access to compensation data from other comparable public companies in the wireless and satellite communications markets. The salary trend data used represents companies whose size and performance with respect to revenue, earnings per share and stock price are similar to those of the Company. The Company's executive officer salary ranges are positioned consistent with industry averages.

         Section 162(m) ("Section 162") of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits federal income tax deductions for compensation paid after 1993 to the chief executive officer and the four other most highly compensated officers of a company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions. The Company has not adopted an absolute policy regarding Section 162 as it does not anticipate its executive compensation to reach such levels in the foreseeable future. Nevertheless, the Company is studying the implications of
Section 162 on its compensation programs. In making compensation decisions, the Company will consider the net cost of compensation to it and whether it is practicable and consistent with other compensation objectives to qualify the Company's incentive compensation under the applicable exemption of Section 162. The Company recognizes that deductibility of compensation payments must be one among a number of factors used in ascertaining appropriate levels or modes of compensation, and that the Company will make its compensation decisions based upon an overall determination of what it believes to be in the best interests of its Shareholders.

The members of the Compensation Committee are:

                           Abraham Manber                Dr. David Wilemon
                           Dale F. Eck

Performance Graph

         The following performance graph compares the total shareholder return of the Company's Common Stock to The Nasdaq Stock Market (US) Index and the Nasdaq Electronics Components Index. The graph assumes that $100 was invested in the Company's Common Stock and each Index on June 30, 1994 and that all dividends were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG ANAREN, THE NASDAQ STOCK MARKET (US) INDEX
                   AND THE NASDAQ ELECTRONICS COMPONENTS INDEX

                   [GRAPHIC PRESENTATION OF PERFORMANCE GRAPH]

                             Cumulative Total Return

                                               6/30/94      6/30/95       6/30/96      6/30/97     6/30/98      6/30/99

Anaren Microwave, Inc.                           100          250           270          530         600          835
Nasdaq Stock Market (U.S.)                       100          133           171          208         274          393
Nasdaq Electronic Components                     100          206           218          358         356          638


                           * $100 INVESTED ON 6/30/94 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.
                           FISCAL YEAR ENDING JUNE 30.

Notwithstanding anything set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding performance graph and the report of the Compensation Committee shall not be deemed incorporated by reference into any such filings.

                                    ITEM TWO

                  APPROVAL OF CLASSIFIED BOARD OF DIRECTORS AND
                       OTHER MATTERS RELATING TO DIRECTORS

         The Board of Directors is recommending that the Shareholders take action at the Meeting to amend the Company's Certificate of Incorporation to provide for a classified Board of Directors and certain related matters (the "Classified Board Amendments"). The Classified Board Amendments would (1) classify the Board of Directors into three classes as nearly equal in number as possible, each of which, after an interim arrangement, will serve for three years with one class being elected each year; (2) provide that directors may be removed by the Shareholders only for cause upon the affirmative vote of holders of 75% of the outstanding Common Stock; and (3) provide that the Classified Board Amendments may be amended or repealed only by the affirmative vote of holders of 75% of the outstanding Common Stock. If the Classified Board Amendments are approved by the Shareholders, corresponding amendments will be made to the Company's Bylaws.

         Under existing provisions of the Company's Certificate of Incorporation and Bylaws, directors of the Company are elected annually for terms of one year and may be removed from office without cause by majority vote of the Shareholders.

Classified Board

         The Classified Board Amendments will divide the Board into three approximately equal classes. The directors of each class will serve three-year terms and the term of one class will expire each year. To implement the classified Board, the amendments would permit Class I, Class II and Class III directors initially to be elected at the Meeting for terms of one year, two years and three years, respectively. If the Classified Board Amendments are adopted, Class I directors elected at the Meeting will hold office until the 2000 annual meeting; Class II directors elected at the Meeting will hold office until the 2001 annual meeting; and Class III directors elected at the Meeting will hold office until the 2002 annual meeting (and, in each case, until their successors are duly elected and qualified or until earlier death, resignation or removal). At each annual meeting commencing with the 2000 annual meeting, directors elected to succeed those in the class whose terms then expire will be elected for three-year terms so that the terms of one class of directors will expire each year. Thus, after 1999, Shareholders will elect only one third of the directors at each annual meeting.

         For information regarding the nominees for election to the Board of Directors at the Meeting see Item One, "Election of Directors," above. The classes in which the nominees will initially serve if the Classified Board Amendments are approved are as follows:

        Class I -         Carl W. Gerst, Jr., Abraham Manber and Brian P. Kelly
        Class II -        Hugh A. Hair, Herbert I. Corkin and Matthew Robison
        Class III -       Lawrence A. Sala, Dr. David Wilemon and Dale F. Eck

         Advantages of a Classified Board. The Board of Directors believes that dividing the Board into three classes is advantageous to the Company and its Shareholders because providing that directors will serve three-year terms rather than one-year terms will enhance the likelihood of continuity and stability in the policies formulated by the Board. While the Company has not experienced any problems with continuity in the past, it wishes to ensure that this experience will continue, and believes that the staggered election of directors will promote continuity because only one third of the directors will be subject to election each year. In addition, staggered terms would guarantee that approximately two thirds of the directors at any one time would have at least one year's experience as directors of the Company.

         In addition, the Classified Board Amendments would significantly extend the time required to make any change in control of the Board, and may tend to discourage hostile takeover bids for the Company. Presently, a change in control of the Board can be made by the holders of a majority of the outstanding Common Stock at a single annual meeting. Under the proposed amendments, it will take at least two annual meetings for such Shareholders to make a change in control of the Board, since only a minority of the directors will be elected at each meeting. By impeding hostile takeover bids, the Classified Board Amendments will encourage potential acquirors to negotiate with the Board and management, thereby enabling the Board to protect the interests of the Shareholders.

         Disadvantages of a Classified Board. The Classified Board Amendments will make it more difficult for the Shareholders to change the composition of the Board, even if the Shareholders believe that such a change would be desirable. Also, because of the additional time required to change control of the Board, the amendments may tend to perpetuate incumbent management. Since the amendments will increase the amount of time required for a takeover bidder to obtain control of the Company without the cooperation of the Board (even if the takeover bidder were to acquire a majority of the outstanding Common Stock), it will tend to discourage certain tender offers, perhaps including some tender offers which Shareholders might feel would be in their best interests. As a result, Shareholders may be deprived of opportunities to sell some or all of their shares in a tender offer which might otherwise involve a purchase price higher than the current market price. The amendment could also discourage open market purchases by a potential takeover bidder which might otherwise increase the market price of the Company's stock and enable Shareholders to sell their shares at a price higher than that which would otherwise prevail. Finally, there is a possibility that the amendments could decrease the market price of the Company's common stock by making the stock less attractive to persons who invest in securities in anticipation of an increase in price if a takeover attempt develops.

Removal of Directors and Amendments

         The proposed Classified Board Amendments provide that directors may be removed from office by the Shareholders only for "cause" upon the affirmative vote of holders of 75% of the outstanding Common Stock, and that the amendments may be amended or repealed only by an affirmative vote of holders of 75% of the outstanding Common Stock. While "cause" has not been conclusively defined by the New York courts, actions such as embezzlement, disclosure of trade secrets, or other violations of fiduciary duty have been found to constitute cause for removal. Courts have indicated that the desire to take over management of a company or the failure to cooperate in management's plans for a company do not constitute cause for removal.

         Advantages of Provisions Concerning Removal of Directors and Amendments. The primary purpose of the proposed amendments is to preclude the removal of directors by a takeover bidder or otherwise, unless removal is warranted for reasons other than control of the Board. For a takeover bidder to obtain effective control of the Company, it presently would need to control at least a majority of the Board votes. One popular method for a takeover bidder to obtain control is to acquire a majority of the outstanding shares of a company through a tender offer or open market purchases and to use that voting power to remove the existing directors and replace them with persons chosen by the takeover bidder. Requiring cause in order to remove a director would defeat this strategy, thereby encouraging potential takeover bidders to obtain the cooperation of the existing Board before attempting a takeover. Under the proposed amendments directors can still be removed by the Shareholders, but only by a vote of holders 75% of the Common Stock at an annual meeting or a special meeting of the Shareholders called for such purpose, and only for cause. In addition, directors may be removed for cause by majority vote of the remaining directors. The Board believes that the amendments will properly condition a director's continued service upon his ability to serve, rather than his position relative to a dominant shareholder. The proposal is not being made as a result of any prior effort to remove a director.

         The Classified Board Amendments can only be amended or repealed by a vote of holders of 75% of the outstanding Common Stock. This provision is designed to prevent a takeover bidder from eliminating the protections of the Classified Board Amendments by a majority vote in the course of a takeover attempt. The Board believes that this 75% vote requirement is an essential part of the protection provided by the Classified Board Amendments.

         Disadvantages of Provisions Concerning Removal of Directors and Amendments. The Classified Board Amendments will make the removal of any director more difficult, even if such removal is believed by the Shareholders to be in their best interests, and will eliminate the Shareholders' ability to remove a director at will. Since the amendments will make the removal of directors more difficult, it will increase the directors' security in their positions and, since the Board has the power to retain and discharge management, could perpetuate incumbent management. In addition, the proposed amendments would impede, and could discourage, an attempt to acquire control of the Company that might be desired by a majority of the Shareholders.

Board Recommendation; Vote Required for Approval

         The Classified Board Amendments are intended to facilitate continuity and to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms-length negotiations with the Company's management and Board of Directors. The Board of Directors believes that under the current provisions of the Certificate of Incorporation, if a takeover bidder were to purchase a significant or controlling interest in the Company, the bidder's ability to remove the Company's directors and obtain control of the Board would severely curtail the Company's ability to negotiate effectively with the bidder. The threat of obtaining control of the Board would deprive the Board of the time and information necessary to evaluate the proposal or transaction, to study alternative proposals, and to help ensure that the best price is obtained in any transaction involving the Company which may ultimately be undertaken.

         As discussed above, the Board of Directors believes the Classified Board Amendments, taken together, would effectively reduce the possibility that a third party could effect a sudden or surprise change in majority control of the Board without the support of the incumbent Board. The Board believes that this would serve to ensure that the Board and management, if confronted by a surprise proposal from a third party who has acquired a block of the Common Stock, will have sufficient time to review the proposal and to attempt to negotiate a better transaction for the Shareholders. The Board also believes that adoption of the Classified Board Amendments will serve to encourage any person intending to attempt such a takeover to first try to negotiate with the Board and management of the Company, and that the Board and management will therefore be better able to protect the interests of all Shareholders.

         The affirmative vote of the holders of the majority of the outstanding shares of Common Stock is required for the approval of the proposed Classified Board Amendments.

         The Board of Directors recommends that Shareholders vote FOR this proposal. Proxies solicited by the Board of Directors will be voted in favor of the proposal unless Shareholders specify otherwise.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it and written representations of Reporting Persons with respect to the fiscal year ended June 30, 1999, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended June 30, 1999, except for the following: Messrs. Corkin and Manber each inadvertently filed one late report showing the exempt grant of stock options under the Company's 1989 Non-Statutory Stock Option Plan that occurred during November 1998.

           RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         During the fiscal year ended June 30, 1999, KPMG LLP, the Company's independent accountant, was retained by the Board of Directors to perform the annual examination of the consolidated financial statements of the Company and its subsidiaries. The Board also retained KPMG LLP to provide assistance in the preparation of federal income and state franchise tax returns.

         The independent certified public accountant selected by management to audit the Company's books and records for the current fiscal year is the firm of KPMG LLP, 113 South Salina Street, Syracuse, New York, which firm has been the Company's principal accountant for over 25 years. It is anticipated that a representative of KPMG LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and to answer questions of Shareholders.

                          BOARD MEETINGS AND COMMITTEES

         During the Company's last fiscal year, the Board of Directors of the Company held 7 meetings. No current director attended fewer than 75% of the aggregate number of meetings of the Board and of any Committees on which he served during such period.

          The Company's Compensation Committee consists of Dale F. Eck, Abraham Manber and Dr. David Wilemon. The function of the Compensation Committee is to recommend to the Board of Directors competitive compensation plans for officers and key employees. During the fiscal year ended June 30, 1999, the Compensation Committee held 2 meetings.

          The Company's Audit Committee consists of Carl W. Gerst, Jr., Dale F. Eck and Herbert I. Corkin. The function of the Audit Committee is to review the Company's annual audit with the Company's independent accountant. During the fiscal year ended June 30, 1999, the Audit Committee held 1 meeting.

The Company's Nominating Committee consists of Lawrence A. Sala and
Matthew Robison. David M. Ferrara, the Company's Secretary, serves as an ex officio member of the Committee. The function of the Nominating Committee is to make recommendations to the Board for nominees to serve as directors. The Nominating Committee will consider written recommendations from Shareholders for nominees to serve on the Board that are sent to the Secretary of the Company at the Company's main office. During the fiscal year ended June 30, 1999, the Nominating Committee held 2 meetings.

                                  MISCELLANEOUS

Other Matters

         As of the date of this Proxy Statement, management has no knowledge of any business which will be presented for consideration at the Meeting other than that described herein. Should any other matter properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

Solicitation of Proxies

         The entire expense of preparing, assembling and mailing the Proxy Statement, form of proxy and other material used in the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and the Company will reimburse them for expenses in so doing. To the extent necessary to ensure sufficient representation, officers and regular employees of the Company may request, without additional compensation therefor, the return of proxies personally by telephone or telegram. The extent to which this will be necessary depends entirely on how promptly proxies are received, and Shareholders are urged to send their proxies without delay.

                              SHAREHOLDER PROPOSALS

         In order for a shareholder  proposal to be considered  for inclusion in
the  Company's  Proxy   Statement   relating  to  the  2000  Annual  Meeting  of
Shareholders, such proposal must be received by the Company by May __, 2000.

                                                   David M. Ferrara
                                                   Secretary

Date: September __, 1999
Syracuse, New York

PROXY                     ANAREN MICROWAVE, INC.                           PROXY
                          6635 Kirkville Road
                     East Syracuse, New York 13057

                               THIS IS YOUR PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ANAREN MICROWAVE, INC.

The undersigned hereby (1) acknowledges receipt of the notice of the Annual Meeting of Shareholders of Anaren Microwave, Inc. (the "Company") to be held at the Wyndam Hotel, 6302 Carrier Parkway, East Syracuse, New York on Tuesday,
November 2, 1999 at 11:00 A.M., local time and of the Proxy Statement in connection therewith and (2) appoints Hugh A. Hair and Lawrence A. Sala and each of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock, $.01 par value, of Anaren Microwave, Inc. held of record by the undersigned on September 10, 1999 at the Annual Meeting of Shareholders, or any adjournment thereof. If any nominee for director should be unavailable to serve, it is intended that all of the shares will be voted for such substitute nominee as may be determined by the Board of Directors. The undersigned directs that this Proxy be voted as follows:

ITEM 1: ELECTION OF DIRECTORS

        For election to hold office for staggered terms or, if Item Two is not approved, to hold office until the next annual meeting of shareholders.

        FOR all nominees listed below (except as marked to the contrary). [  ]

        WITHHOLD AUTHORITY to vote for all nominees listed below. [  ]

Nominees: Hugh A. Hair, Carl W. Gerst, Jr. Abraham Manber, Lawrence A. Sala, Herbert I.Corkin, Dale F. Eck, David Wilemon, Matthew Robison and Brian P.Kelly.

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the above list.)

ITEM 2: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO PROVIDE FOR CLASSIFIED BOARD OF DIRECTORS AND RELATED MATTERS

                  FOR      [ ]        AGAINST [ ]        ABSTAIN  [ ]

In their discretion the proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

              (Continued and to be dated and signed on the reverse)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR ITEM 2.

IMPORTANT. Please sign exactly as name appears on this card. Each joint owner should sign. Executors, administrators, trustees, etc. should give full title.

                            SIGNATURES:

                            Dated:  __________________________, 19___



                            -----------------------------------------
                            Signature

                            -----------------------------------------
                            Please Print Name Here

                            -----------------------------------------
                            Signature

                            -----------------------------------------
                            Please Print Name Here

                            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.